[Logo]	STEGMAN
& COMPANY
CERTIFIED PUBLIC ACCOUNTANTS AND
MANAGEMENT CONSULTANTS SINCE 1913

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Cecil Bancorp, Inc.

Elkton, Maryland

We consent to the incorporation by reference into the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission of our report dated March 21, 2008, relating to the consolidated balance sheets of Cecil Bancorp, Inc. (the “Registrant”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, which report is included in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

/s/ Stegman & Company

Baltimore, Maryland

August 25, 2008